Exhibit 99.1

            BSD MEDICAL CORPORATION LISTED ON RUSSELL MICROCAP INDEX

SALT LAKE CITY, July 6 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that BSD Medical has been listed on the new Russell Microcap(TM) Index. BSD was previously named on the preliminary index, and now has joined the official index as published by Russell.

Russell indexes rank as the most used set of U.S. equity performance benchmarks. The indexes are widely utilized by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

BSD Medical produces cancer treatment systems, and has been a pioneer in medical technologies that deliver precision-guided RF and microwave heat used in the treatment of cancer and other diseases. BSD developed and commercialized technology that has become widely used in the treatment of health problems caused by benign enlarged prostate, providing a major contribution to men's health. The company has since sold its interests in that venture and focused its full resources on providing advanced solutions for the treatment of cancer, the leading cause of death in the United States. BSD Medical's systems are used to kill cancer directly and increase the effectiveness of radiation therapy. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the future broad commercial use of the company's cancer treatment systems in therapy, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             07/06/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)